SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G*

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 6)

                           Gulfport Energy Corporation
                           ---------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    402635304
                                    ---------
                                 (CUSIP Number)

                                  June 25, 2004
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP No.  402635304                  13G                      Page 2 of 8 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Peter M. Faulkner
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  402635304                  13G                      Page 3 of 8 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rumpere Capital Trading Partners, Ltd.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  402635304                  13G                      Page 4 of 8 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           PMF Partners, L.L.C.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 6 to Schedule 13G (this "Amendment No. 6") is being filed with respect to the Common Stock, par value $0.01 per share, of Gulfport Energy Corporation, a Delaware corporation, to amend the Amendment No. 5 to Schedule 13G filed on February 4, 2004 (the "Amendment No. 5"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Amendment No. 5.

Item 4:             Ownership:
-------             ----------

     Item 4 of the Amendment No. 5 is hereby amended by its deletion in the entirety and its replacement with the following:

     Mr. Faulkner possesses voting and dispositive control over shares of Common Stock held directly by Rumpere through PMF, the investment advisor to Rumpere. Mr. Faulkner is managing member and sole owner of PMF. Mr. Faulkner directly held certain shares of Common Stock in his personal brokerage account and through his personal IRA account. The beneficial ownership of the Reporting Persons is reported herein as of the date of this Amendment No. 6.

     A.   Peter Faulkner
          --------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0.0% The percentages used herein and in the rest of this statement are calculated based upon the 10,146,566 shares of Common Stock issued and outstanding as of April 14, 2004, as reflected in the Company's Information Statement on Schedule 14C, filed on June 25, 2004.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

     B.   Rumpere Capital Trading Partners, Ltd.
          --------------------------------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0.0%
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

     C.   PMF Partners, L.L.C.
          --------------------
     (a) Amount beneficially owned: 0
     (b) Percent of class: 0.0%
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 0
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 0

Item 5:             Ownership of Five Percent or Less of a Class:
-------             ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10:            Certification:
--------            --------------

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 12, 2004

                                        RUMPERE CAPITAL TRADING PARTNERS, LTD.

/s/ Peter M. Faulkner                   By: /s/ Peter M. Faulkner
------------------------------              ------------------------------
Peter M. Faulkner                           Name:  Peter M. Faulkner
                                            Title: Portfolio Manager


                                        PMF PARTNERS, L.L.C.

                                        By: /s/ Peter M. Faulkner
                                            ------------------------------
                                            Name:  Peter M. Faulkner
                                            Title: Managing Member












                               [SIGNATURE PAGE TO
                         AMENDMENT NO. 6 TO SCHEDULE 13G
                  WITH RESPECT TO GULFPORT ENERGY CORPORATION]

                                  Exhibit Index
                                  -------------

EXHIBIT 1: Joint Acquisition Agreement, by and among Peter Faulkner, Rumpere Capital Trading Partners, Ltd. and PMF Partners, L.L.C., dated February 7, 2002 -- incorporated herein by reference to Exhibit 1 of Amendment No. 3 to Schedule 13G filed on February 7, 2002.